BUILD FUNDS TRUST 485BPOS

Exhibit 99.(i)(2)

January 26, 2026

Build Funds Trust

3608 West Truman Blvd. Suite 200

Jefferson City, MO 65109

Re: Build Funds Trust - File Nos. 333-259006 and 811-23732

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared with respect to the Registrant was filed with the Securities and Exchange Commission as Exhibit 28(i) to Pre-Effective Amendment No. 2 to the Build Funds Trust Registration Statement on Form N-1A (File Nos. 333-259006 and 811-23732), via EDGAR Accession No. 0001387131-21-012184 on December 21, 2021.

We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 9 under the Securities Act of 1933 (the “Amendment”) and consent to all references to us in the Amendment.

Very Truly Yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP